                    ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                     Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility Holding
                     Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940


[ ]     Check box if no longer
        subject to Section 16.
        Form 4 or Form 5 obligations
        may continue. See Instruction 1(b)

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1.   Name and Address of Reporting Person

        Brooks               Stuart
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        (Last)               (First)                             (Middle)

        202 South Wheeler Street
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        (Street)

        Plant City                          FL                          33566
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        (City)                              (State)                     (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

        UTEK Corporation            UTOB
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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


Form 5 (continued)


4.   Statement for Month/Year

        Year ending 12/31/00
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

        [X]    Director                            [ ]    10% Owner
        [ ]    Officer  (give title below)         [ ]    Other (specify below)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner | 7.Nature
                                       |   Date        |   Code        |   or disposed of (D)     | Securities  |   ship  | of
                                       |               |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |               ---------------------------| of Issuer's | (D) or  | ficial
                                       |               |               | Amount | (A)  |  Price   | Fiscal Year | Indirect| Owner-
                                       |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |               |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |               |        |      |          | 12,500      |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

 Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction|  5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code       |  Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)  |  Securities   | Expiration Date  | Securities
                               | Derivative   |               |              |  Acquired (A) |                  |
                               | Security     |               |              |  or Disposed  |                  |
                               |              |               |              |  of (D)       |--------------------------------------
                               |              |               |              |  (Instr. 3,   | Date    | Expir- |  Title | Amount
                               |              |               |              |   4, and 5)   | Exer-   | ation  |        |
                               |              |               |              |---------------| cisable | Date   |        |
                               |              |               |              |  (A)  |  (D)  |         |        |        |
-------------------------------|--------------|---------------|--------------|-------|-------|---------|--------|--------|----------
Stock Options                  | $6.00        | 12/9/00       | J (1) |      |       | 25,000| N/A     | N/A    | Common | 25,000
                               |              |               |       |      |       |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
-------------------------------|--------------|---------------|-------|------|-------|-------|---------|--------|--------|----------
                               |              |               |       |      |       |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
--------------|----------------|-------------------|---------------|
   0          |   0            |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------


Explantion of Responses:
(1)    The stock options were rescinded on 12/9/00.


                                                         /s/ STUART BROOKS
                                                         ----------------------
                                                         Stuart Brooks



Date: February 1, 2001



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.